FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports First Quarter 2019 Results

Maintains Path to Record Full-Year Performance

First Quarter 2019 Highlights

•	Revenues were $182.4 million as compared to $187.7 million in the prior year quarter
•	Operating income reflected a loss of $6.8 million as compared to income of $21.8 million in the prior year quarter
•	Adjusted OIBDA[1] of $12.4 million was within the range of guidance ($9 million to $14 million), and reflected an anticipated year-over-year decline primarily due to strategic investments
•	WWE Network average paid subscribers[2] increased 2% to 1.58 million paid subscribers, consistent with the Company’s guidance
•	Digital video views increased 15% to 7.7 billion; hours consumed increased 23% to 300 million hours across digital platforms; and social media followers increased 12% to over 1.0 billion[3]

Selected WrestleMania Highlights

•	WrestleMania (April 7, 2019) broke the record for MetLife Stadium’s highest grossing entertainment event at $16.9 million, attracting a capacity crowd of 82,265 fans
•	WWE Network subscribers viewed 23.2 million hours during WrestleMania week, which was roughly on par with the same week last year
•	During WrestleMania week, 17.9 million hours were consumed on digital and social media platforms, up 29% from the prior year
•	WWE Network’s total subscribers reached 2.0 million on April 8, 2019, the day after WrestleMania
•	WrestleMania featured a historic, first-ever women’s main event starring Ronda Rousey, Charlotte Flair and Becky Lynch

STAMFORD, Conn., April 25,  2019 - WWE (NYSE: WWE) today announced financial results for its first quarter ended March 31, 2019.

“During the quarter, we continued to execute our strategy and achieved targeted financial results,” stated Vince McMahon, Chairman and Chief Executive Officer. “While engagement metrics over the past two quarters were impacted by Superstar absences, we believe they will improve as our talent return and we launch our new season following a successful WrestleMania. We remain excited about the future, particularly with our debut on Fox in October.”

George Barrios, Co-President, added “In the quarter, we  delivered Adjusted OIBDA within the range of our public guidance and continue to target full-year record revenue of approximately $1 billion and record Adjusted OIBDA of at least $200 million. Our primary focus is to deliver record results while investing in our key priorities: content creation, localization and digitization.”

First-Quarter Consolidated Results

Revenues were $182.4 million as compared to $187.7 million from the prior year quarter as the increased monetization of content as reflected in the Media segment was more than offset by a reduction in live event ticket revenue and lower merchandise sales.

Operating Income was a loss of $6.8 million as compared to income of $21.8 million in the prior year quarter, reflecting a decline in revenue and increased fixed costs, including strategic investments, as well as higher stock compensation costs driven by the increase in the Company’s stock price. The Company’s Operating income margin declined to (4%) from 12% in the prior year quarter.

Adjusted OIBDA (which excludes stock compensation) was $12.4 million as compared to $35.2 million. The results reflected an anticipated decline and were within the range of the Company’s guidance ($9 million to $14 million). The Company’s Adjusted OIBDA margin decreased to 7% from 19%.

Net Income reflected a loss of $8.4 million, or a loss of $0.11 per diluted share, as compared to net income of  $14.8 million, or earnings of $0.18 per diluted share, in the first quarter of 2018.  This decrease was primarily driven by the change in operating performance.

Effective Tax Rate was 26%, consistent with that of the prior year quarter.

Cash flows generated by operating activities reached $6.7 million as compared to $2.6 million in the prior year quarter as favorable changes in working capital more than offset lower operating performance.

Free Cash Flow demonstrated a  $10.1 million use of cash as compared to  a  $1.8 million use of cash in the first quarter of 2018 as the change in operating cash flow was offset by a $12.4 million increase in capital expenditures primarily associated with the Company’s workspace plan.4

Cash, cash equivalents and short-term investments were $338 million as of March 31, 2019, and the Company estimates debt capacity under its revolving line of credit of approximately $100 million.

First-Quarter Key Operating Metrics

During the fourth quarter 2018 earnings call, WWE management discussed the absence of several talent and their belief that these absences had a negative impact on the Company’s engagement metrics. Management believes that these absences continued to impact engagement in the first quarter 2019 as domestic TV ratings for Raw and SmackDown declined approximately 14% and 13%, respectively, and average attendance at the Company’s live events in North America declined 11%. WWE Network average paid subscribers increased 2% and digital video consumption increased 23%. Looking to the future, management believes the Company’s engagement metrics will improve with the return of its talent, the emergence of new storylines and new Superstars, and as the Company launches a new season of WWE following a successful WrestleMania. Moreover, management remains excited about the debut of SmackDown Live on Fox in October. The debut will mark the first time WWE will be available live 52                                      weeks a year on a premier broadcast platform. In addition to absolute performance, management believes relative performance is critically important as it illuminates the value of WWE within the pay TV ecosystem. In the first quarter, when excluding NASCAR’s premier event, The Daytona 500, WWE delivered greater average viewership than any professional sports league other than the NFL.5

The schedule below reflects WWE’s performance by operating segment (in millions):1

	Three Months Ended
	March 31,
	2019	2018
Net Revenues:
Media	$135.4	$133.4
Live Events	26.2	30.8
Consumer Products	20.8	23.5
Total Net Revenues	$182.4	$187.7

Operating (Loss) Income:
Media	$16.3	$35.9
Live Events	(0.2)	2.9
Consumer Products	5.0	6.0
Corporate	(27.9)	(23.0)
Total Operating (Loss) Income	$(6.8)	$21.8

Adjusted OIBDA:
Media	$28.5	$43.6
Live Events	0.8	3.6
Consumer Products	6.0	6.9
Corporate	(22.9)	(18.9)
Total Adjusted OIBDA	$12.4	$35.2

Results by Operating Segment

Media

Revenues increased to $135.4 million from $133.4 million in the prior year quarter,  primarily due to the contractual escalation of core content rights fees. The growth was partially offset by lower advertising sales, particularly on YouTube, and the unfavorable timing of advertising and sponsorship sales across other platforms.

WWE Network’s  average paid subscribers increased 2% to approximately 1.58 million. For the second quarter 2019, the Company projects average paid subscribers of approximately 1.70 million, representing a year-over-year decline of 5%.2,6 The Company’s primary focus for WWE Network is the launch of its new platform in partnership with Endeavor Streaming and Massive. This new platform will provide flexibility to bring new features and experiences to the Company’s fans and enable the delivery of content in multiple languages.

	Three Months Ended
	March 31,
	2019	2018
Revenues:
Network (including pay-per-view)	$47.0	$46.8
Core content rights fees [7]	68.1	65.5
Advertising and sponsorship	10.9	12.2
Other [8]	9.4	8.9
Total Revenues	$135.4	$133.4

Operating income was $16.3 million as compared to $35.9 million in the prior year quarter as the growth in revenue was more than offset by increased fixed costs, including strategic investments, and higher stock compensation costs driven by the increase in the Company’s stock price.

Adjusted OIBDA was $28.5 million as compared to $43.6 million in the prior year quarter.

Key Highlights: During the quarter, Monday Night Raw and SmackDown Live remained the highest-rated programs on USA Network.  The Company completed its fourth season of Total Bellas, renewed Miz & Mrs for a second season in 2020 and announced the development of new original content.  This includes plans to create a weekly studio show on Fox Sports 1, which will debut this fall, and five documentaries on legendary WWE talent to be produced in partnership with A&E Network under its iconic “Biography” banner. On the Company’s streaming service, WWE Network,  pay-per-views, other in-ring content and original series continued to drive viewer engagement.  In addition to its pay-per-view events, the Network’s most viewed programs included NXT TakeOver: Phoenix and NXT UK TakeOver: Blackpool,  the documentary series, WWE Chronicle and WWE 24, and the Network exclusive,  Halftime Heat, which aired live during Super Bowl halftime and trended worldwide on Twitter.  The Company added more than 75 hours of original content to WWE Network’s featured programming and 420 hours of archival content, which resulted in an on-demand library of nearly 12,000 hours at quarter-end. For its social and digital platforms, the Company produced nearly 200 hours of original content.

Live Events

Revenues declined 15% to $26.2 million due to weaker performance of events in North America, which reflected lower average attendance and the staging of nine fewer events. Average attendance at these events declined 11%  to 4,800. The average ticket price of $52.38 was essentially unchanged from the prior year quarter. There were no Raw or SmackDown events held in international markets.

	Three Months Ended
	March 31,
	2019	2018
Revenues:
North American ticket sales	$24.1	$29.8
International ticket sales	0.2	—
Advertising and sponsorship	0.4	0.2
Other [9]	1.5	0.8
Total Revenues	$26.2	$30.8

Operating income reflected a loss of $0.2 million as compared to income of $2.9 million in the prior year quarter, primarily due to the reduction in ticket sales (as described above).

Adjusted OIBDA was $0.8 million as compared to $3.6 million in the prior year quarter.

Key Highlights: WWE continued to stage large-scale, action-packed events for its fans. During the quarter, Royal Rumble attracted more than 48,000 fans at Chase Field in Phoenix, Arizona. The Company also announced that Royal Rumble will be held at Minute Maid Park in Houston, Texas in 2020, marking the second consecutive year the event will be held at a Major League Baseball stadium. Highlighting the success of its UK developmental brand, NXT UK held its first-ever live special, NXT UK TakeOver: Blackpool, before a sold-out crowd at the Empress Ballroom. Furthering the Company’s efforts to expand its global talent base, WWE held its first-ever tryout in India, the largest in WWE history, which featured more than 70 participants, and recently announced a talent tryout in China this Summer.

Consumer Products

Revenues decreased 11% to  $20.8 million primarily due to lower sales of merchandise at the Company’s e-commerce site, WWE Shop, and live-event venues, where the latter can be attributed, in part, to lower attendance (as described above).

	Three Months Ended
	March 31,
	2019	2018
Revenues:
Consumer product licensing	$9.4	$9.3
eCommerce	6.6	8.4
Venue merchandise	4.8	5.8
Total Revenues	$20.8	$23.5

Operating income was $5.0 million as compared to $6.0 million in the prior year quarter reflecting the reduction in revenue.

Adjusted OIBDA was $6.0 million as compared to $6.9 million in the prior year quarter.

Key Highlights: During the quarter, the Company continued to develop new licensing partnerships across product categories. This included recent agreements with New Era Cap, making the brand the official headwear partner of WWE, and Roblox, a multiplayer online platform with 80 million monthly active users, which are primarily kids. As of quarter-end, the Company had nearly 110 million installs across its mobile game portfolio.

Second Quarter 2019 Business Outlook

For the second quarter 2019, the Company estimates Adjusted OIBDA of $19 million to $24 million.6 This range of results represents a year-over-year decline in Adjusted OIBDA driven by increases in fixed costs, including the timing of strategic investments.

Financial Outlook 2019

In 2019, WWE management is targeting another year of record revenue of approximately $1.0 billion and, as previously communicated, Adjusted OIBDA of at least $200 million, which would also be an all-time record (up at least 12% from Adjusted OIBDA of $178.9 million in 2018).6

Achieving the targeted range of full year results assumes substantial revenue, which supports Adjusted OIBDA of at least $100 million in the fourth quarter. Importantly, the Company’s new content distribution agreements in the U.S., which become effective in that period, provide significant visibility into that expectation, and moreover, into the strong year-over-year growth that is anticipated in 2020.

Management believes that increasing fan engagement over the next few years can enhance WWE’s brand value and strengthen the Company’s long-term growth. Supporting these objectives, the Company plans to continue to invest in content, digitization and international development. Key areas of investment for 2019 include strengthening WWE’s talent base, delivering more localized content, developing the next iteration of the WWE Network service, and leveraging fan data to improve business performance. In 2019, management will continue to evaluate WWE’s financial performance and to balance current earnings with investments that strengthen engagement and drive long-term growth.

WWE is unable to provide a reconciliation of second quarter or full year guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 7-8. A reconciliation of three months ended March 31, 2019 and 2018 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on pages 13-14

(2)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses

(3)

Consumption includes videos viewed on third party (Facebook, YouTube, Twitter, Instagram, Snapchat, etc.) and WWE platforms (WWE.com and WWE App). Social media followers represent the number of followers for each individual platform as sourced from each platform; as such, total followers shown have not been adjusted for duplication among or within platforms and do not represent the number of “unique” followers

(4)	A reconciliation of three months ended March 31, 2019 and 2018 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 15
(5)

Data based on average viewers per live episode/ game measured on a Live+SD basis across broadcast and cable networks. Source: Nielsen Media Research, NPOWER (for more information, see WWE Q1 2019 earnings website presentation at corporate.wwe.com/investors)

(6)

The Company’s business model and expected results (including our outlook for the second quarter and rest of 2019) will continue to be subject to significant execution and other risks, including risks relating to entering into, maintaining and/ or renewing key agreements, uncertainties associated with international markets and risks inherent in large live events, and the other risks outlined in the Company’s Form 10-K filing with the SEC

(7)

Core content rights fees consist primarily of licensing revenues earned from the distribution of our flagship programs, Raw and SmackDown, through global broadcast, pay television and digital platforms

(8)

Other forms of media monetization reflect revenues earned from the distribution of other content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, theatrical and direct-to-home video releases

(9)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s live events, and commissions earned through secondary ticketing as well as revenue from events for which the Company receives a fixed fee

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization expenses directly related to the Company's revenue generating activities, including feature film and television production asset amortization, amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of live event production equipment. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income, Adjusted Net Income and Adjusted EPS presented to exclude certain material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income or other GAAP measures, such as net income or operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on April 25th to discuss the Company's earnings results for the first quarter of 2019.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 3055483).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on April 25, 2019 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 800 million homes worldwide in 25 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: entering, maintaining and renewing major distribution agreements; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net revenues	$182.4	$187.7
Operating expenses	135.4	120.0
Marketing and selling expenses	23.1	19.9
General and administrative expenses	24.3	19.7
Depreciation and amortization	6.4	6.3
Operating (loss) income	(6.8)	21.8
Interest expense (1)	6.3	3.5
Other income, net	1.8	1.8
(Loss) income before income taxes	(11.3)	20.1
(Benefit from) provision for income taxes	(2.9)	5.3
Net (loss) income	$(8.4)	$14.8

(Loss) earnings per share:
Basic	$(0.11)	$0.19
Diluted	$(0.11)	$0.18

Weighted average common shares outstanding:
Basic	78.0	77.1
Diluted	78.0	82.5
Dividends declared per common share (Class A and B)	$0.12	$0.12

(1)

During the current year quarter, the Company incurred additional nonrecurring interest expense of $1.4 million under the notes’ indenture related to the removal of the restrictive legend and assignment of the unrestricted CUSIP on the Convertible Notes. Additionally, during the current year quarter the Company recorded a one-time expense of $1.2 million associated with immaterial finance leases identified as part of our lease accounting adoption on January 1, 2019.

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	March 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$152.8	$167.5
Short-term investments, net	185.4	191.7
Accounts receivable, net	55.0	78.9
Inventory	8.8	7.7
Prepaid expenses and other current assets	37.6	28.2
Total current assets	439.6	474.0
PROPERTY AND EQUIPMENT, NET	155.5	148.1
FINANCE LEASE RIGHT-OF-USE ASSETS, NET	14.6	—
OPERATING LEASE RIGHT-OF-USE ASSETS, NET	20.4	—
FEATURE FILM PRODUCTION ASSETS, NET	13.0	13.6
TELEVISION PRODUCTION ASSETS, NET	4.0	7.5
INVESTMENT SECURITIES	30.2	30.2
NON-CURRENT DEFERRED INCOME TAX ASSETS	17.9	17.1
OTHER ASSETS, NET	8.0	9.8
TOTAL ASSETS	$703.2	$700.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$5.1	$5.1
Finance lease liabilities	8.4	—
Operating lease liabilities	7.2	—
Convertible debt	184.5	183.1
Accounts payable and accrued expenses	78.5	120.1
Deferred income	60.9	49.2
Total current liabilities	344.6	357.5
LONG-TERM DEBT	24.4	25.7
FINANCE LEASE LIABILITIES	7.4	—
OPERATING LEASE LIABILITIES	13.1	—
OTHER NON-CURRENT LIABILITIES	0.6	0.9
Total liabilities	390.1	384.1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.4	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	429.2	415.3
Accumulated other comprehensive income	2.3	1.5
Accumulated deficit	(119.1)	(101.3)
Total stockholders’ equity	313.1	316.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$703.2	$700.3

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
OPERATING ACTIVITIES:
Net (loss) income	$(8.4)	$14.8
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization and impairments of feature film production assets	0.6	2.2
Amortization of television production assets	8.3	3.1
Depreciation and amortization	8.0	7.9
Services provided in exchange for equity instruments	(0.8)	(0.8)
Other amortization	3.5	1.6
Stock-based compensation	12.8	7.1
(Benefit from) provision for deferred income taxes	(0.8)	2.0
Other non-cash adjustments	1.3	—
Cash (used in) provided by changes in operating assets and liabilities:
Accounts receivable	24.0	(2.5)
Inventory	(1.0)	(1.6)
Prepaid expenses and other assets	(9.4)	(12.0)
Feature film production assets	—	(0.4)
Television production assets	(4.8)	(4.5)
Accounts payable, accrued expenses and other liabilities	(38.8)	(25.0)
Deferred income	12.2	10.7
Net cash provided by operating activities	6.7	2.6
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(16.8)	(4.4)
Purchases of short-term investments	(13.4)	(39.1)
Proceeds from sales and maturities of investments	20.5	18.5
Purchase of investment securities	(0.1)	—
Net cash used in investing activities	(9.8)	(25.0)
FINANCING ACTIVITIES:
Repayment of debt	(1.3)	(1.2)
Repayment of finance leases	(2.0)	—
Dividends paid	(9.4)	(9.3)
Taxes paid related to net settlement upon vesting of equity awards	(0.1)	—
Proceeds from issuance of stock	1.2	0.8
Net cash used in financing activities	(11.6)	(9.7)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(14.7)	(32.1)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	167.5	137.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$152.8	$105.6
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$10.3	$2.1

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2019
	Operating (Loss) Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$16.3	$2.8	$9.4	$—	$28.5
Live Events	(0.2)	—	1.0	—	0.8
Consumer Products	5.0	—	1.0	—	6.0
Corporate	(27.9)	3.6	1.4	—	(22.9)
Total	$(6.8)	$6.4	$12.8	$—	$12.4

	Three Months Ended March 31, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$35.9	$3.0	$4.7	$—	$43.6
Live Events	2.9	—	0.7	—	3.6
Consumer Products	6.0	—	0.9	—	6.9
Corporate	(23.0)	3.3	0.8	—	(18.9)
Total	$21.8	$6.3	$7.1	$—	$35.2

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q1 2019	Q2 2019	FY 2019
Adjusted OIBDA	$12.4	$19 - $24	At least $200
Depreciation & amortization	(6.4)	—	—
Stock-based compensation	(12.8)	—	—
Film impairments (1)	—	—	—
Asset impairments (1)	—	—	—
Gain (losses) on operating assets (1)	—	—	—
Restructuring charges (1)	—	—	—
Other operating income items (1)	—	—	—
Operating (loss) income (U.S. GAAP Basis)	$(6.8)	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after March 31, 2019 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net cash provided by operating activities	$6.7	$2.6
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(16.8)	(4.4)
Free Cash Flow	$(10.1)	$(1.8)